UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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NexCen Brands, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Stephanie Rich
FD
(212)850-5600

NexCen Brands, Inc. to Hold Annual Shareholder Meeting on December 1, 2009
at the Company’s Franchise Facilities in Norcross, Georgia

NEW YORK – November 10, 2009 – NexCen Brands, Inc., today announced that it will hold its Annual Shareholder Meeting on Tuesday, December 1, 2009 at 10:30 a.m. EST. The Annual Shareholder Meeting will be held at NexCen Franchise Management’s offices located at 1346 Oakbrook Drive, Suite 170, Norcross, Georgia.

This is the Company’s first Annual Shareholder Meeting since September 5, 2007 as the Company did not hold an Annual Shareholder Meeting in 2008 due to a number of extraordinary events that occurred throughout the 2008 calendar year.

Shareholders as of October 6, 2009, the record date for the Annual Shareholder Meeting, have been mailed a “Notice of Internet Availability of Proxy Materials,” starting on or about October 22, 2009.  Shareholders can access the Company’s proxy materials and vote their shares by following the instructions provided on the “Notice of Internet Availability of Proxy Materials.”   Shareholders may also request printed copies of the Company’s proxy materials be sent to them free of charge by following the instructions provided in the notice.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

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